EXHIBIT 16.1

November 17, 2005

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of The Frontier Fund’s Form 8-K/A dated November 17, 2005, and have the following comments:

1.	We agree with the statements made in the first paragraph, the first three sentences of the second paragraph and the third paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the last sentence of the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Princeton, NJ